Exhibit 12.0

Intervest Bancshares Corporation and Subsidiary

Computation of Ratios of Earnings to Fixed Charges

	For the Year Ended December 31, 2013
($ in thousands)	Intervest Bancshares Corporation Consolidated		Intervest Bancshares Corporation (stand alone)
Earnings before income taxes (1)	$26,149		$28,710
Fixed charges, excluding interest on deposits (2)	2,737		2,736

Earnings before income taxes and fixed charges, excluding interest on deposits	28,886		31,446
Interest on deposits	25,430		—

Earnings before income taxes and fixed charges, including interest on deposits	$54,316		$31,446

Earnings to fixed charges ratios:
Excluding interest on deposits	10.55	x	11.49	x
Including interest on deposits	1.93	x	11.49	x

	For the Year Ended December 31, 2012
($ in thousands)	Intervest Bancshares Corporation Consolidated		Intervest Bancshares Corporation (stand alone)
Earnings before income taxes (1)	$22,529		$(2,352)
Fixed charges, excluding interest on deposits (2)	4,037		3,649

Earnings before income taxes and fixed charges, excluding interest on deposits	26,566		1,297
Interest on deposits	35,831		—

Earnings before income taxes and fixed charges, including interest on deposits	$62,397		$1,297

Earnings to fixed charges ratios:
Excluding interest on deposits	6.58	x	0.36	x
Including interest on deposits	1.57	x	0.36	x

	For the Year Ended December 31, 2011
($ in thousands)	Intervest Bancshares Corporation Consolidated		Intervest Bancshares Corporation (stand alone)
Earnings before income taxes (1)	$20,758		$(2,695)
Fixed charges, excluding interest on deposits (2)	4,688		3,802

Earnings before income taxes and fixed charges, excluding interest on deposits	25,446		1,107
Interest on deposits	47,582		—

Earnings before income taxes and fixed charges, including interest on deposits	$73,028		$1,107

Earnings to fixed charges ratios:
Excluding interest on deposits	5.43	x	0.29	x
Including interest on deposits	1.40	x	0.29	x

(1)

IBC’s stand alone earnings before income taxes for purposes of this calculation include dividends received from INB, its wholly-owned subsidiary, in the amounts of $31 million in 2013 and $0 in 2012 and 2011. See the section “Supervision and Regulation” in Item 1 “Business” of IBC’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)

Fixed charges for purposes of this calculation represent the aggregate of interest expense on outstanding debentures and other short-term borrowings, amortization of debenture offering costs and preferred stock dividend requirements, which are comprised of preferred stock dividends and related preferred stock discount amortization.